CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Announces Completion of Re-Audit of 2008 Financial Statements

▪ No Changes to FY 2009 Financial Results

BAODING, Hebei, China – September 26, 2011, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced that the Company’s registered independent public accounting firm, BDO Limited ("BDO"), a Hong Kong member firm of BDO International Ltd., have completed the re-audit of Orient Paper’s 2008 financial statements that were originally audited by Davis Accounting Group P.C.. The reissued financial statements, including the report of BDO, will be filed with the Securities and Exchange Commission on September 26, 2011.

As previously announced, the Company learned earlier in 2011 that the licenses of Davis Accounting Group P.C. and its principal Mr. Edwin Reese Davis Jr. (collectively, "Davis") had lapsed on September 30, 2008. During the time when Davis was retained by the Company, the Company had no knowledge that Davis's license in Utah had lapsed, and Davis represented that it was in good standing.  Since Davis's license had lapsed at the time it issued its opinion regarding the Company's financial results for the fiscal year ended December 31, 2008, those results are not considered to be audited.  Accordingly, the Company engaged BDO for the re-audit of its financial statements for the fiscal year ended December 31, 2008. The re-audit of FY 2008 financial results resulted in the following adjustments:

•
Changes were made to the cash flow statement to incorporate the correct translation method for cash flow activities and calculate the effect of currency exchange rate changes on cash and cash equivalents.  Such change does not affect the Company’s cash balances at the end of FY 2008.

•	A FY 2008 stock compensation expense of $0.5 million was reclassified from an item of other comprehensive income to general and administrative expenses.
•
As a result of the change in recognition of the $0.5 million stock compensation expense and a recalculation of weighted average number of shares, the basic and diluted earnings per share for the twelve months ended December 31, 2008 declined by 4.9%, from $0.81 per share to $0.77. The Company believes such change in FY 2008 earnings per share is immaterial.

Notwithstanding the $0.5 million reclassification, the re-audit of FY 2008 does not change the total comprehensive income for that year. None of the changes as a result of the 2008 re-audit affects the audited financial statements of FY 2009, which were audited by BDO and filed with the Securities and Exchange Commission on Form 10-K on March 29, 2010.

Orient Paper will file the Form 10-K/A for the fiscal year ended December 31, 2009 on September 26, 2011.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

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